Exhibit 3(i)

ARTICLES OF INCORPORATION

OF

CONCEPT HOLDING CORP.

The undersigned, being the person hereinafter named as incorporator, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78, of the Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, does hereby adopt and make the following Articles of Incorporation:

ARTICLE I - NAME

The name of the corporation (hereinafter called the “Corporation”) is “Concept Holding Corp.”

ARTICLE II - DURATION

The Corporation shall have perpetual existence.

ARTICLE III -- REGISTERED AGENT/LOCATION

The name of the Corporation’s initial resident agent in the State of Nevada is Agency Services of Nevada, c/o Kelly L. Turner, Esq., and the street address of the said resident agent where process may be served on the Corporation is 245 East Liberty Street, Suite 200, Reno, Nevada 89501.  The mailing address and the street address of the said resident agent are identical.

ARTICLE IV - PURPOSES AND POWERS

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are to engage in and conduct any lawful business, activity or enterprise for which corporations may be organized under the Nevada Revised Statutes, as amended or supplemented from time to time (the “NRS”).

ARTICLE V - CAPITALIZATION

The Corporation is authorized to issue a total of 100,000,000 shares, consisting of 10,000,000 shares of preferred stock having a par value of $0.001 per share (hereinafter referred to as "Preferred Stock") and 90,000,000 shares of common stock having a par value $0.001 per share (hereinafter referred to as "Common Stock"). Shares of any class of stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors.  The board of directors of this Corporation is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Nevada Revised Statutes, to:

(a)

designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

(b)

create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

(c)

alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

(d)

increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

The board of directors, under the powers provide in Nevada Revised Statutes section 78.2055, shall have the power to reverse split or consolidated the issued and outstanding shares of the Corporation without shareholder approval.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors.  All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Stock.  Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

ARTICLE VI - BOARD OF DIRECTORS

The Corporation shall be governed by a Board of Directors that consists of not less than one director nor more than five directors.

ARTICLE VII -- INCORPORATOR

The name and address, either residence or business, of the incorporator signing these Articles of Incorporation is as follows:

Name	Address

Thomas Howells	4685 S. Highland Drive #202
Salt Lake City, Utah 84117

ARTICLE VIII - CONTROL SHARES ACQUISITIONS

The Corporation expressly opts out of, or elects not to be governed by the “Acquisition of Controlling Interest” provisions contained in NRS Sections 378 through 3793, inclusive, all as permitted under NRS Section 378(1).

ARTICLE IX - COMBINATIONS WITH

INTERESTED STOCKHOLDERS

The Corporation expressly opts out of, and elects not to be governed by the “Combinations with Interested Stockholders” provisions contained in NRS Sections 411 through 444, inclusive, all as permitted under NRS Section 434.

ARTICLE X -- ELIMINATING PERSONAL LIABILITY

The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

ARTICLE XI - INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by the NRS, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE XII - AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by NRS, and all rights conferred upon shareholders herein are granted subject to this reservation.

To the full extent permitted under the NRS, the Board of Directors shall also have the power and other authority to amend, alter, change or repeal any provision in the Corporation’s Articles of Incorporation.

ARTICLE XIII - BYLAWS

Bylaws of this Corporation may be adopted by the Board of Directors, which shall also have the power to alter, amend or repeal the same from time to time as permitted under the NRS and subject to shareholders’ rights to alter, amend or repeal the Bylaws under the NRS.

ARTICLE XIV - CONFLICTS OF INTEREST

To the full extent contemplated by the NRS, no contract or other transaction between this Corporation and any other corporation, entity or person shall be affected by the fact that a director or officer of this Corporation is interested in, or is a director or other officer of such other corporation.  Any director or officer, individually or with others, may be a party to or may be interested in any transaction of this Corporation or any transaction in which this Corporation is interested.  Each person who is now or may become a director or officer of this Corporation is hereby relieved from and indemnified against any liability that might otherwise obtain in the event such director or officer contracts with the Corporation for the benefit of such director, officer or any firm, association or corporation in which such director or officer may be interested in any way, provided such director or officer acts in good faith.

ARTICLE XV - RE-CAPITALIZATIONS AFFECTING OUTSTANDING SECURITIES

The Board of Directors, without the consent of shareholders, may adopt any re-capitalization affecting the outstanding securities of the Corporation by effecting forward or reverse splits of all of the outstanding securities of the Corporation, pro rata, with appropriate adjustments to the Corporation’s capital accounts, provided that the re-capitalization does not require any amendment to the Articles of Incorporation of the Corporation.

ARTICLE XVI -AUTHORITY OF BOARD OF DIRECTORS TO CHANGE CORPORATE NAME

The Board of Directors shall have the right to change the name of the Corporation without shareholder approval to a name that reflects the industry or business in which the Corporation’s business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the Corporation that the Board of Directors, in its sole discretion, deems appropriate.  This provision shall not abrogate the rights of shareholders to otherwise change the name of the Corporation by amending the Corporation’s Articles of Incorporation in the manner prescribed in the NRS.

ARTICLE XVII - NON-ACCESSIBILITY FOR DEBTS OF CORPORATION

After the amount of the subscription price, the purchase price, or the par value of the stock of any class or series is paid into the Corporation, owners or holders of shares of any stock in the Corporation may never be assessed to pay the debts of the Corporation.

ARTICLE VI - NO CUMULATIVE VOTING

Except as may otherwise be required by law, these articles of incorporation, or the provisions of the resolution or resolutions as may be adopted by the board of directors pursuant to Article IV of these articles of incorporation, in all matters as to which the vote or consent of stockholders of the Corporation shall be required to be taken, the holders of Common Stock shall have one vote per share of Common Stock held.  Cumulative Voting on the election of directors or on any other matter submitted to the stockholders shall not be permitted.

ARTICLE VII - NO PREEMPTIVE RIGHTS

No holder of any of the shares of any class or series of stock or of options, warrants, or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series of any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures, or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any rights to purchase stock of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock, or securities convertible into or exchangeable for stock carrying any right to purchase stock may be issued and disposed of pursuant to an appropriate resolution of the board of directors to such persons, firms, corporations, or associations and on such terms as may be deemed advisable by the board of directors in the exercise of its sole discretion.

IN WITNESS WHEREOF, the undersigned Incorporator hereby executes these Articles of Incorporation of Concept Holding Corp., a Nevada corporation, on this     9     day of December, 2014.

/s/ THOMAS HOWELLS
Thomas Howells
Incorporator